UNITED STATES OF AMERICA Before the SECURITIES AND EXCHANGE COMMISSION

March 20, 2008

                                                                                       ________________________________________________________________

IN THE MATTER OF CERTAIN   :
COMPANIES QUOTED ON THE :                                                                                                           ORDER OF SUSPENSION
PINK SHEETS:                                :                                                                                                            OF TRADING
NeoTactix Corporation                    :
Graystone Park Enterprises, Inc.   :
Younger America, Inc.                    :

File No. 500-1                                    :

It appears to the Securities and Exchange Commission that there is a lack of current and accurate information concerning the securities of the issuers listed below. As set forth below for each issuer, questions have arisen regarding the adequacy and accuracy of publicly disseminated information concerning, among other things: (1) the companies’ current financial condition, (2) the companies’ management, (3) the companies’ business operations, and/or (4) stock promoting activity.

1. 1. NeoTactix Corporation is a Nevada company with offices in Irvine, California. Questions have arisen regarding the adequacy and accuracy of statements in the company's press releases and promotional videos concerning the company’s management, operations, current financial condition, transactions involving the issuance of the company’s shares, and concerning stock promoting activity.
2. 2. Graystone Park Enterprises, Inc. is a Colorado company with offices in Orlando, Florida. Questions have arisen regarding the adequacy and accuracy of press releases, promotional videos, and statements on the company’s website concerning the company’s current financial condition, operations, management, and concerning stock promoting activity.
3. 3. Younger America, Inc. is a Nevada company with offices in Ft. Lauderdale, Florida. Questions have arisen regarding the adequacy and accuracy of press releases and promotional videos concerning the company’s current financial condition, operations, management, transactions involving the issuance of the company’s shares, and concerning stock promoting activity.

The Commission is of the opinion that the public interest and the protection of investors require a suspension of trading in the securities of the companies listed above.

Therefore, it is ordered, pursuant to Section 12(k) of the Securities Exchange Act of 1934, that trading in the securities of the companies listed above is suspended for the period from 9:30 a.m. EDT on March 20, 2008, through 11:59 p.m. EDT, on April 3, 2008.
By the Commission.

Nancy M. Morris Secretary